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                                                                 EXHIBIT 23.1



                        Consent of KPMG Peat Marwick LLP



The Board of Directors
General Mills, Inc.:


We consent to the incorporation by reference in this Proxy Statement-Prospectus of General Mills, Inc. on Form S-4 of our report dated June 26, 1996 relating to the consolidated balance sheets of General Mills, Inc. as of May 26, 1996 and May 28, 1995 and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended May 26, 1996, and our report on the related financial statement schedule, included or incorporated by reference in the Company's Form 10-K for the year ended
May 26, 1996, and to the reference to our firm under the headings "Selected Historical Financial Information General Mills" and "EXPERTS" in the Proxy Statement-Prospectus of General Mills, Inc. on Form S-4.

Our report covering the basic consolidated financial statements refers to changes in the method of accounting for investments in debt and equity securities in fiscal 1995 and postemployment benefits and income taxes in fiscal 1994.


                                        /s/ KPMG Peat Marwick LLP



Minneapolis, Minnesota
January 23, 1997